Exhibit 99.1

Howard Bancorp and Patapsco Bancorp Merger Receive all Necessary Stockholder Approvals

ELLICOTT CITY, Md.--(BUSINESS WIRE)--July 23, 2015--Howard Bancorp, Inc. (“Howard”) (Nasdaq: HBMD), announced that on July 22, 2015, its stockholders approved the issuance by Howard of its shares of common stock to the stockholders of Patapsco Bancorp, Inc. (“Patapsco”) in connection with the merger of Patapsco into Howard, with Howard as the surviving entity, pursuant to that Agreement and Plan of Merger by and between Howard and Patapsco dated as of March 2, 2015 (“the merger”). Howard’s stockholders showed overwhelming support for the merger-related share issuance with over 99% of the votes cast voting in favor of the proposal.

Patapsco also convened a meeting of its stockholders on July 22, 2015, to consider and vote upon the merger agreement and the merger. Patapsco stockholders also overwhelmingly voted in favor of the merger agreement and the merger.

“This is a winning combination for both banks and all of our stakeholders - longstanding as well as new to the fold,” said Mary Ann Scully, Chair and Chief Executive Officer of Howard. “We look forward to, upon closing of the merger, welcoming customers of both Howard and Patapsco Bank to a broader branch network and a more robust offering of combined technologies and services. We are also looking forward to working with the Patapsco Bank team to continue their legacy of providing premier customer service to their customers and their communities.”

All required regulatory approvals for the merger have been received, and now that the stockholders of both companies have enthusiastically expressed their support, we look forward to the close of this transaction on or about August 28, 2015.

Following the closing, the combined franchise will have nearly $1 billion in assets, serving customers through 16 branch locations, six regional commercial loan offices, and four residential mortgage locations in the Greater Baltimore marketplace.

The statements in this press release regarding the expected timing of and impact of the merger are forward-looking as that term is defined by the Private Securities Litigation Reform Act of 1995 and the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements are based on current expectations regarding important risks, including but not limited to the satisfaction of all closing conditions, the successful integration of the businesses of Howard and Patapsco, local and national economic conditions, and other risks and uncertainties, as described in Howard’s Annual Report on Form 10-K for the year ended December 31, 2014, and final joint proxy statement/prospectus with respect to the merger, as filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, other than as required by law.

CONTACT:
Howard Bancorp, Inc.
Mary Ann Scully, Chair and Chief Executive Officer
410-750-0020